Example Template : 77O




"DWS FLOATING RATE FUND
"

N-Sar June 1, 2012 - November 30, 2012


Security Purchased	Cusip 	Purchase/Trade
Date	Size (Shr) of Offering	Offering
Price of Shares	Total ($) Amt of
Offering	Amt of shares Purch by Fund
	% of Offering Purchased by Fund	%
of Funds Total Assets	Brokers
	Purchased From
CIT GROUP INC	125581GQ5	7/31/2012
	12,500,000	$100.0
	$1,250,000,000	3,000,000
	0.24%		BAML, JPM, DB	GS
Nuance Communications Inc
	67020YAD2	8/9/2012	7,000,000
	$100.0	$700,000,000
	200,000	0.03%
	BCLY,MS,DB	BCLY
SIRIUS XM RADIO INC	82967NAG3
	8/8/2012	4,000,000	$100.0
	$400,000,000	1,000,000
	0.25%		BAC,JPM,DB	JPM